UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2007

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This report incorporates by reference the information previously reported under Item 8.01 of the Current Report on Form 8-K filed by AmerisourceBergen Corporation (the “Registrant”) on September 6, 2007.

Item 8.01.	Other Events.

The Registrant reported on the status of certain legal proceedings, including the “Bridge Medical Matter” in Note 10 of the Notes to the Consolidated Financial Statements set forth under Item 1 of Part I of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 and under Item 8.01 of the Registrant’s Current Report on Form 8-K filed September 6, 2007.

On September 12, 2007, the Delaware Court of Chancery entered a final order and judgment in the matter against the Registrant in the amount of $21 million, plus prejudgment interest in the amount of $5.9 million. The amount of prejudgment interest is based on a legal rate of 7% per annum, compounded quarterly, from February 15, 2004. Registrant will record a total charge of $24.6 million, net of income taxes, in discontinued operations in its fourth quarter ending September 30, 2007. The Registrant expects to receive a tax benefit only with respect to interest incurred in this matter by the Registrant. The Registrant believes that the decision of the Delaware Court of Chancery underlying the final order and judgment was in error and intends to appeal the decision.

The Registrant’s fiscal 2007 expectations for diluted earnings per share from continuing operations have not been affected by this decision and remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: September 12, 2007	By:	/s/ Michael D. DiCandilo
	Name:	Michael D. DiCandilo
	Title:	Executive Vice President and Chief Financial Officer